                                                                    EXHIBIT 4.11
                               DATED 2 MARCH 2006

                    (1)  CORPORATE SYNERGY

                    (2)  THE DIRECTORS

                    (3)  GOLD FROST LTD

                    (4)  G. WILLI-FOOD INTERNATIONAL LTD

                 ---------------------------------------------

                                   PLACING AND

                            AIM SPONSORSHIP AGREEMENT

                 ---------------------------------------------

                           WWW.MARRIOTTHARRISON.CO.UK

                      12 GREAT JAMES STREET LONDON WC1N 3DR
                   T +44 (0)20 7209 2000 F +44 (0)20 7209 2001
                          DX 0001 LONDON CHANCERY LANE

                                    CONTENTS

CLAUSE                                                                      PAGE

1.   INTERPRETATION                                                           1

2.   CONDITIONS                                                               5

3.   APPLICATION FOR ADMISSION                                                6

4.   AUTHORITIES                                                              6

5.   PLACING                                                                  7

6.   ALLOTMENT OF PLACING SHARES                                              7

7.   PAYMENT AND REGISTRATION                                                 8

8.   FEES, COMMISSIONS AND EXPENSES                                           9

9.   WARRANTIES                                                              10

10.  INDEMNITY                                                               11

11.  TERMINATION                                                             15

12.  ANNOUNCEMENTS                                                           16

13.  NOTICES                                                                 17

14.  GENERAL                                                                 18

SCHEDULE 1                                                                   20

SCHEDULE 2                                                                   21

SCHEDULE 3                                                                   22

SCHEDULE 4                                                                   29

AGREED FORM DOCUMENTS

Announcement

AIM Admission Document (Final Proof)

Controlling Shareholder Agreement

Legal Due Diligence Report

Long Form Report

Option Agreement

Presentation

Rule 39 Letters

Working Capital Report

DATED          March 2006

PARTIES

(1)  CORPORATE SYNERGY PLC (registered number 02617599) whose registered office is at 30 Old Broad Street, London EC2N 1HT ("CS");

(2)  THE PERSONS whose names and addresses are set out in Schedule 1 (the
     "DIRECTORS"); and

(3)  GOLD FROST LTD, a company which is incorporated and registered in Israel
     (registered number 52-003482-8) whose registered office is at 3 Nahal, Snir
     Street, Yavne 81106, Israel (the "COMPANY").

(4)  G. WILLI-FOOD INTERNATIONAL LTD, a company which is incorporated and registered in Israel (registered number 520043209) whose registered office is at 3 Nahal, Snir Street, Yavne 81106, Israel (the "PARENT").

RECITALS

(A)  Subject to and upon the terms and conditions set out below, the Company proposes to issue 12,857,142 Ordinary Shares, being the Placing Shares, at the Placing Price, to Placees procured by or on behalf of CS, to provide additional working capital to the Group.

(B)  CS is willing as agent for the Company to use reasonable endeavours to procure subscribers for the Placing Shares and CS will act as the Company's nominated adviser and broker following completion of the fundraising referred to above.

(C)  Application will be made for the admission to trading on AIM of the
     Admission Shares.

OPERATIVE PROVISIONS

1.   INTERPRETATION

1.1  In this agreement (including the recitals and the Schedules) the following words and expressions have the following meanings unless the context otherwise requires:

     "ADMISSION" means the admission of the Admission Shares to trading on AIM becoming effective as provided in rule 6 of the AIM Rules;

     "ADMISSION SHARES" means all Ordinary Shares which will be in issue or unconditionally allotted following Admission;

     "AIM" means the market of that name operated by London Stock Exchange;

     "AIM ADMISSION DOCUMENT" means the document in the Agreed Form containing details of the Placing and comprising an admission document for the purposes of the AIM Rules;

     "AIM RULES" means London Stock Exchange's rules relating to AIM as in force at the date of this agreement or, where the context requires, as amended or modified after the date of this agreement;

     "ANNOUNCEMENT" means the regulatory announcement in the Agreed Form containing details of the Placing which announcement shall have been made in accordance with AIM Rule 2 prior to the date of this agreement;

     "ASSOCIATED COMPANY" means in relation to a company, any subsidiary undertaking or parent undertaking in relation to it or any subsidiary undertaking in relation to such a parent undertaking;

     "BOARD" means the board of directors of the Company from time to time or a duly authorised committee of it;

     "BROKER" has the meaning given to the expression "BROKER" in the AIM Rules;

     "BUSINESS DAY" means a day upon which dealings in domestic securities may take place on London Stock Exchange;

     "CA 85" means the Companies Act 1985 (as amended by the Companies Act
     1989);

     "COMPANY'S SOLICITORS" means Mishcon de Reya of Summit House, 12 Red Lion
     Square, London WC1R 4QD (as to English law) and Cohen Legal Partners of 50
     Basel Street, Hertzliya Pituach 46646, Israel (as to Israeli law);

     "CONDITIONS" means the conditions set out in clause 2.1;

     "CONTROLLING SHAREHOLDER AGREEMENT" means the agreement in the Agreed Form of even date between the Company and the Parent;

     "CREST" means the computer-based system established under the Regulations which enables title to units of relevant securities (as defined in the
     Regulations) to be evidenced and transferred without a written instrument and in respect of which CRESTCo Limited is the Operator (as defined in the
     Regulations);

     "DIRECTORS" means those persons listed in Schedule 1;

     "EXECUTIVE DIRECTORS" means Zwi Williger, Joseph Williger and Gil Hochboim;

     "EXISTING ORDINARY SHARES" means the Ordinary Shares in issue on the date of this agreement;

     "FORMS OF CONFIRMATION" means the letters of confirmation attached to the
     Placing Letters;

     "FSA" means the Financial Services Authority;

     "FSMA" means the Financial Services and Markets Act 2000;

     "GROUP" means the Company and its subsidiary undertakings and associated undertakings from time to time (if any) and "MEMBER OF THE GROUP" shall be construed accordingly;

     "INDEMNIFIED PERSON" means CS, each subsidiary of CS and each of the directors, officers and employees of CS and each such subsidiary;

     "INDEMNITY" means the indemnity contained in clause 10.2;

     "ISSUE DOCUMENTS" means the Placing Letter, the Presentation and the AIM
     Admission Document;

     "LAST ACCOUNTS" means the audited consolidated profit and loss account of the Group for the twelve months' period ended on the Last Accounts Date and the audited consolidated balance sheet of the Group as at the Last Accounts
     Date and the notes to and the directors' and auditor's reports on them;

     "LAST ACCOUNTS DATE" means 30 September 2005;

     "LEGAL DUE DILIGENCE REPORT" means the Company's Solicitors' legal due diligence report on the Company in the Agreed Form addressed to each of the
     Company and CS, of even date;

     "LISTING RULES" means the listing rules made pursuant to Part VI of FSMA;

     "LONDON STOCK EXCHANGE" means London Stock Exchange plc;

     "LONG FORM REPORT" means the long form report by Haysmacintyre on the
     Company in the Agreed From addressed to each of the Company and CS;

     "LONG STOP DATE" means 23 March 2006;

     "MARRIOTT HARRISON" means Marriott Harrison of 12 Great James Street,
     London WC1N 3DR;

     "NIS" means New Israeli Shekels;

     "NOMINATED ADVISER" has the meaning given to the expression "NOMINATED
     ADVISER" in the AIM Rules;

     "NON-EXECUTIVE DIRECTORS" means Barry Morris, Yael Rothschild and Ron
     Guttmann;

     "ORDINARY SHARES" means ordinary shares of NIS 1.0 each in the capital of the Company;

     "PLACEES" means persons who have, immediately prior to Admission, agreed to subscribe for Placing Shares pursuant to the Placing Letters and who have not withdrawn such agreement to subscribe for Placing Shares as at
     Admission;

     "PLACING" means the placing of the Placing Shares pursuant to this agreement;

     "PLACING LETTERS" means the placing letters delivered or sent to potential
     Placees by CS in connection with the Placing including the letters of confirmation attached to them;

     "PLACING PRICE" means the price of 35 pence per Placing Share;

     "PLACING PROOF" means the placing proof of the AIM Admission Document in the Agreed Form;

     "PLACING SHARES" means 12,857,142 Ordinary Shares which are to be issued by the Company pursuant to the Placing and the terms of this agreement;

     "PRESENTATION" means the institutional presentation in the Agreed Form ;

     "REGISTRARS" means the Company's registrars, being Computershare Investor
     Services PLC of PO Box 82, The Pavilions, Bridgwater Road, Bristol BS99
     7NH;

     "REGULATIONS" means the Uncertificated Securities Regulations 2001 (SI 2001
     No. 3755);

     "REGULATORY NEWS SERVICE" means the electronic information dissemination service operated by the London Stock Exchange's Company Announcements
     Office, or any alternative "PIP service" (primary information provider service) which the Company has selected for the purposes of making regulatory announcements in accordance with the AIM Rules;

     "SETTLED" means agreed, compromised or settled by the relevant Indemnified
     Person in accordance with clause 10.5 or determined by a court of competent jurisdiction to be the responsibility of an Indemnified Person and
     "Settlement" shall be construed accordingly;

     "SPECIFIED EVENT" means an event occurring or matter arising on or after the date of this agreement and before Admission which if it had occurred or arisen before such date would have rendered any of the Warranties untrue or incorrect; in any material respect;

     "SUPPLEMENTARY ADMISSION DOCUMENT" means any document supplementary to the
     AIM Admission Document which the Company is required to publish in accordance with this Agreement;

     "VAT" means United Kingdom value added tax;

     "VERIFICATION NOTES" means the verification notes, questions and answers in their final, signed form dated with the date of this agreement relating to the AIM Admission Document and the Announcement;

     "WARRANTIES" means the warranties set out in clause 9 and Schedule 3; and

     "WARRANTY CERTIFICATE" means a certificate in the form set out in Schedule
     4; and

     "WORKING CAPITAL REPORT" means the board memorandum in the Agreed Form containing the cash flow and working capital projections for the period to
     30 June 2007 in relation to the Company (including a forecast of its working capital requirements).

1.2  In this agreement:

     (A)  any reference to a document being "IN THE AGREED FORM" means in the form of the draft signed for the purpose of identification by Marriott
          Harrison (on behalf of CS) and either of the Company's Solicitors (on behalf of the Company) with such alterations (if any) as may subsequently be agreed by or on behalf of the parties;

     (B)  the Interpretation Act 1978 shall apply in the same way as it applies to an enactment;

     (C)  save where the context otherwise requires and except as expressly provided to the contrary, words and expressions defined in CA 85 have the same meaning as in CA 85 save that references to a "company" shall be construed so as to include any company, incorporation or other corporate body wheresoever and howsoever incorporated or established;

     (D)  references to clauses, recitals and Schedules are to clauses of and recitals and Schedules to this agreement;

     (E)  headings are included for convenience only and shall be disregarded in its interpretation;

     (F)  any document referred to as being certified shall be certified as a true and complete copy by either of the Company's Solicitors;

     (G)  general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things;

     (H)  any obligations arising from, or representations, warranties, indemnities and undertakings made or given under, the provisions of this agreement which are incurred, made or given by two or more persons shall, unless expressly provided to the contrary, be joint and several;

     (I)  references to "(pound)", "pounds" or "pence" shall be to the currency of the United Kingdom.

2.   CONDITIONS

2.1  The obligations of CS under clauses 6 and 7 of this agreement are conditional upon:

     (A)  the release of the Announcement through the Regulatory News Service by not later than 7.30 am on 24 February 2006;

     (B)  the delivery to Marriott Harrison on behalf of CS of each of the documents referred to in Schedule 2 by the times and in the form referred to in that Schedule;

     (C)  the Controlling Shareholder Agreement having been duly executed by the
          Parent and dated with a date being no later than the date which falls immediately prior to the date of Admission and a certified copy having been delivered to Marriott Harrison on behalf of CS;

     (D)  the Warranty Certificate having been duly executed and dated with the date immediately prior to the date of Admission and having been delivered to Marriott Harrison on behalf of CS on that date;

     (E)  the Company having fully complied with its obligations under this
          Agreement to the extent that such obligations are required to be performed before Admission;

     (F)  the obligations of CS not having been lawfully terminated pursuant to clause 11; and

     (G)  Admission having become effective at or before 8.00 a.m. on 9 March
          2006;

     or (in the case of any time/date provided above) such later time or date
     (being not later than 3.00 p.m. on the Long Stop Date) as the Company and
     CS may agree in writing PROVIDED THAT each of the parties shall perform its obligations under this agreement until such time (if any) as any of the
     Conditions shall have become incapable of being satisfied.

2.2  The Company shall, with the assistance of CS, procure due satisfaction of the Conditions set out in clauses 2.1.(A), 2.1(B) and use all reasonable endeavours to procure the fulfilment of the other Conditions in each case by the times and dates (if any) stated in clause 2.1.

2.3  If any of the Conditions are not fulfilled (or waived in writing by CS) by
     3.00 p.m. on the Long Stop Date, this agreement shall automatically lapse
     (unless CS shall first have served notice in writing upon the Company to extend the Long Stop Date, any such notice being in the absolute discretion of CS) and clause 11.4 shall apply. CS may, in its absolute discretion, waive or extend the time and date for the satisfaction of any of the
     Conditions. Any such waiver or extension may be granted by CS subject to such conditions as CS may in its absolute discretion consider appropriate.

3.   APPLICATION FOR ADMISSION

3.1  Subject to the condition specified in clause 3.3 the Company hereby instructs CS to make an application for Admission and will use all reasonable endeavours with the assistance of CS to obtain Admission including paying all fees and executing and delivering all such documents as shall be necessary in connection with the application therefor and, insofar as lies within its power, shall generally use all reasonable endeavours to do or procure to be done all such things as may properly be required by London Stock Exchange for the purposes of or in connection with
     Admission so as to enable Admission to take place by 8.00 a.m. on9 March
     2006.

3.2  CS is given all such reasonable and proper authorities and powers by the
     Company as are required for the purposes of obtaining Admission and CS shall take all reasonable steps to assist in the obtaining of Admission including (without limitation) liaising with and dealing (insofar as it is able) with any requirements of London Stock Exchange in connection with the same.

3.3  The application for Admission shall be conditional upon fulfilment of the following conditions (unless waived in writing by the Company) (i) the receipt by CS of duly executed Placing Letters from Placees containing commitments to subscribe in aggregate for all the Placing Shares at the
     Placing Price, (ii) the receipt by CS of cleared funds from any Placees who do not intend to take their Placing Shares through CREST, and (iii) none of such Placees having indicated any intention to CS prior to Admission to withdraw its commitment to subscribe for the number of Placing Shares indicated in its duly executed Placing Letter. In the event that either of the conditions expressed in this clause is not satisfied, then CS shall immediately notify the Company of this event and, unless the Company consents to the contrary, CS shall use all reasonable endeavours to withdraw the application for Admission, and this agreement shall automatically lapse and Clause 11.4 shall apply.

4.   AUTHORITIES

4.1  The Company authorises and instructs CS and CS hereby agrees to use its reasonable endeavours to procure subscribers at the Placing Price for the
     Placing Shares and for such purpose:

     (A)  irrevocably appoints CS as its agent for the purpose of procuring
          Placees and confirms its authority to CS or its agents to seek commitments from Placees by the distribution of Placing Letters and copies of the Presentation and Placing Proof;

     (B)  confers on CS and its agents all lawful and proper powers, authorities and discretions on behalf of the Company which are within its powers and necessary to implement the Placing; and

     (C)  agrees to ratify and approve all documents, acts and things which CS and its agents shall lawfully and properly do or have done in the exercise of or in contemplation of such appointment, powers, authorities and discretions.

4.2  The Company shall give all such assistance and provide any information CS may reasonably require for the making and implementation of the Placing and subject to the advice of the Company's Solicitors given in good faith will do (or procure to be done insofar as it is reasonably able) all such reasonable things and execute (or procure to be executed insofar as it is reasonably able) all such reasonable documents as may be necessary to be done or executed by the Company or on its behalf by its officers or employees in connection with the Placing.

5.   PLACING

5.1  Pursuant to but without limiting the authority in clause 4.1, CS agrees, as agent of the Company and in reliance on the Warranties, to use reasonable endeavours to procure persons to subscribe for the Placing Shares at the
     Placing Price and otherwise upon the terms of the Issue Documents.

5.2  CS shall hold all subscription monies received by it from Placees pending payment of the sums due under clause 7 or (if this agreement shall lapse in accordance with clauses 2.3 or 3.3 or shall be terminated pursuant to clause 11) return of the same to the persons entitled to those monies.

5.3  For the avoidance of doubt, nothing in this Agreement obliges CS to subscribe any Placing Shares itself or implies an absolute obligation on it to subscribe any Placing Shares, and CS may, if it so wishes, subscribe as a Placee some of the Placing Shares.

6.   ALLOTMENT OF PLACING SHARES

6.1  Subject to prior notifications in accordance with Clause 6.2, (if all
     Conditions other than allotment of the Placing Shares and Admission have been satisfied) the Company shall allot Placing Shares to the persons notified in accordance with clause 6.2, conditionally only upon Admission and otherwise upon the terms of the Issue Documents, and following such allotment shall deliver to Marriott Harrison on behalf of CS a certified copy of the relevant allotment resolution.

6.2  CS shall notify the Company as soon as possible following the signature of this agreement of the names and denominations in which the Placing Shares are to be allotted and issued as specified in the registration particulars included in the Forms of Confirmation together with details as specified in the Forms of Confirmation of those shares which are to be held in certificated form and those which are to be held in uncertificated form and, with respect to the latter, specifying each relevant Placee's CREST participant ID reference and the relevant CREST member account ID reference(s) relating to the CREST member account(s) to which that Placee wishes Placing Shares to be credited, and further specifying any other information reasonably required to enable the Company's shares to be traded on AIM.

6.3  The Placing Shares allotted pursuant to this clause 6 shall be issued subject to the memorandum and articles of association of the Company and subject to payment in full of the Placing Price for each such share and shall be allotted and issued fully paid free from all claims, liens, charges, encumbrances and equities and on terms that they rank pari passu in all respects with the Existing Ordinary Shares.

6.4  In the event that any Placee shall fail within 72 hours from Admission to make payment in full for the Placing Shares allotted to it in accordance with this clause 6, CS shall notify the Company of this fact and shall use its reasonable endeavours to find an alternative person to acquire such shares. If CS procures an alternative person to acquire such shares, and such person pays for the shares in full in cleared funds, then such person shall be deemed to replace the original Placee for the purposes of this agreement. CS acknowledges that it may be required pursuant to the Civil
     Procedure Rules of England and Wales to provide evidence to a court in respect of any claim which the Company may make against any such non-paying
     Placee. CS confirms that it shall, as agent of the Company, request (in such manner and at such times as CS deems reasonable) any such non-paying
     Placee to make payment to the Company. CS shall use its reasonable endeavours on behalf of the Company, by liaising with the Registrar and monitoring the operation of the DVP system within CREST and in respect of any Placing Shares to be issued in uncertificated form, with the aim of ensuring that no Placing Shares are acquired by any Placee which has not paid for such shares in full in cleared funds.

7.   PAYMENT AND REGISTRATION

7.1  Subject to the satisfaction or waiver of all the Conditions, CS will pay or cause to be paid to the Company to the account specified in clause 7.4, or as the Company may direct, the proceeds of the Placing (being the Placing
     Price multiplied by the number of the Placing Shares) which shall have been received by it in cleared funds (the "PLACING PROCEEDS"), less the fees and commission referred to in clause 8.1 and less any costs and expenses which
     CS is entitled to be reimbursed pursuant to clause 8.2 and less any deduction properly made pursuant to clause 8.4 as soon as reasonably practicable following Admission and subject to the preceding provisions of this clause not later than the second Business Day after the date of
     Admission.

7.2  As soon as practicable following Admission, and subject to clause 6.4, the
     Company shall instruct its Registrars to procure registration (without registration fees and in accordance with the Regulations) of the Placees
     (as indicated to it in accordance with clause 6.2) as the holders of
     Placing Shares.

7.3  Company shall instruct its Registrars to procure that definitive certificates in respect of the Placing Shares which CS shall have notified the Company under clause 6.2 (subject to the operation of clause 6.3) are to be issued in certificated form will be prepared and delivered or posted to the persons entitled to them and that the appropriate CREST member accounts are properly credited in respect of Placing Shares which CS shall have notified the Company under clause 6.2 are to be issued in uncertificated form, in each case as soon as practicable after Admission or, in the event of any difficulties or delays in the admission of the
     Placing Shares to CREST and if CS shall so determine, shall procure that definitive certificates in respect of all of the Placing Shares shall be prepared and delivered to the Placees as soon as reasonably practicable thereafter.

7.4  The account of the Company referred to in clause 7.1 is:

     Bank                       Bank Leumi

     Branch                     Alenbi no. 802

     Swift-code                 LUMIILIT802 or IBAN: IL10802

     Account Number             655900/61

     Account Name               Gold Frost Ltd.

7.5  The Company irrevocably instructs CS either itself or through its agents to make payments to the Company under clauses 7.1 and 7.2 by electronic funds transfer.

8.   FEES, COMMISSIONS AND EXPENSES

8.1  In consideration of the services to be provided by CS in connection with the Placing, and subject to Admission occurring, the Company shall pay
     (together with VAT where applicable):

     8.1.1     to CS a corporate finance fee of (pound)100,000 (which shall become due and owing once all of the Placing Proceeds (being
               (pound)4,499,999.70) shall have been received by CS in cleared funds);

     8.1.2     to CS a commission of 5.5% of the Placing Proceeds which have been received by CS in cleared funds;

     8.1.3     the expenses to be borne by the Company under clause 8.2.

8.2  Whether or not Admission occurs, the Company will bear all expenses of or incidental to the Placing, including, without limitation, the fees of its and CS's professional advisers (including the reasonable fees plus out of pocket expenses of Marriott Harrison, subject to a maximum in respect of such fees of (pound)20,000 and in respect of disbursements of (pound)600 inclusive in each case of VAT) (provided always that all fees and expenses of CS in excess of (pound)1,000 per item have been approved in advance by the Company), the cost of printing (and CS shall use its reasonable endeavours to ensure that the printers of the AIM Admission Document shall invoice the Company directly) and distribution of the Issue Documents, the
     Announcement and the AIM Admission Document and all other documents connected with the Placing, brokers' fees, Registrars' fees, all reasonable out of pocket expenses and disbursements of CS and, where properly chargeable, VAT (provided always that CS shall not deduct any expenses from the Placing Proceeds which it remits to the Company other than the expenses stated on the schedule of expenses in the Agreed Form). The Company will forthwith upon demand by CS (as the case may be) reimburse to it the amount of any such expenses which it has paid on behalf of the Company.

8.3  Save where this agreement lapses in accordance with clauses 2.3 or 3.3, or is terminated pursuant to clause 11, the amounts payable under clause 8.1 shall become payable at the times indicated in clause 8.1 and may be withheld by CS from any payment under clause 7.1 against production of an invoice therefor.

8.4  Where under any provision of this agreement a sum is reimbursed to CS the
     Company shall, in addition, pay to CS, as appropriate, in respect of VAT:

     8.4.1     to the extent that any reimbursement is in respect of any supply of services to the Company, such amount as equals any VAT
               properly charged to CS in respect of such expenses and which it is unable to recover together with an amount representing any VAT properly chargeable on the consideration for the supply; and

     8.4.1     any VAT properly chargeable on the consideration for the supply;
               and

     8.4.2     to the extent that any such reimbursement is in respect of a disbursement made by CS as agent on behalf of the Company, such amount as equals any VAT properly paid on that disbursement by CS
               (provided that CS shall notify the supplier that the supply is being made to an overseas company, and shall seek to have the supplier invoice the Company directly).

9.   WARRANTIES

9.1  The Company the Parent and each of the Executive Directors (each of whom acknowledges that CS is entering into this agreement in reliance on such
     Warranties) warrant to CS in the terms set out in Part 1 of Schedule 3.
     Each of the Non-Executive Directors (each of whom acknowledges that CS is entering into this agreement in reliance on such warranty) warrants to CS in the terms set out in Part 2 of Schedule 3.

9.2  Where any of the Warranties is given to the best of the knowledge, information and belief of the Company, the Parent or the Directors (or qualified by any similar expression) the Company, the Parent and each of the Directors is deemed also to warrant that such Warranty has been given after it has made all due and careful enquiries.

9.3  Acceptance of the terms of this agreement will constitute an undertaking by the Company not knowingly, recklessly or negligently to cause, and to use all reasonable endeavours not to permit, any Specified Event to occur before Admission.

9.4  If any breach of Warranty or Specified Event or matter which may give rise to a claim under the Indemnity shall occur or come to the knowledge of the
     Company, the Parent or any of the Directors prior to Admission or any other fact or circumstance occurs or arises within its or his knowledge at any time prior to Admission which would or might constitute a significant new factor, material mistake or inaccuracy for the purposes of section 87G of
     FSMA as if the Admission Document were a prospectus for the purposes of
     Part II of FSMA, it or he shall forthwith give notice of the same to CS and provide it with such information with regard to it as CS shall reasonably require.

9.5  Each of the Directors severally warrants in relation to himself only that:

     (A)  he has never been charged with or convicted of any criminal offence other than a road traffic offence (except one involving or which could involve a custodial sentence, whether suspended or not);

     (B)  the performance of his duties to the Company will not breach or infringe any obligation, duty or restriction binding upon him or to which he is otherwise subject (including, without limitation, any duty of confidence or any non-competition or other restrictive covenant);

                                       10

     (C)  he has never been the subject of any order under the Company Directors
          Disqualification Act 1986 or been adjudged bankrupt or been the subject of a petition for a bankruptcy order duly presented to the
          Court or entered into a voluntary arrangement (within the meaning given in Section 253 Insolvency Act 1986) or been the subject of any interim order under Section 252 of that Act nor have any bankruptcy or any analogous proceedings been brought against him;

     (D)  he has received advice and guidance from the Company's Solicitors as to the nature of his responsibilities and obligations under the AIM
          Rules in relation to the application for Admission, the Company's compliance with the AIM Rules on an ongoing basis and his status as a director of an AIM quoted company under the AIM Rules and he has had a proper opportunity to discuss, and raise questions concerning, such advice and guidance with the Company's Solicitors.

9.6  Each Director's and the Parent's aggregate liability for all claims made by
     CS under the Warranties is limited to the amount set out against his or its name in Schedule 1 unless the claim, or the delay in discovering it, results from the fraud, or wilful concealment of such Director or the
     Parent in which case the liability of that Director and/or the Parent (as the case may be) shall be unlimited.

9.7  The Warranties shall continue in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this agreement.

9.8  For a claim for breach of any of the Warranties to be valid as against the
     Company, the Parent or any of the Directors, notice of such claim
     (specifying the basis and quantum of such claim in reasonable detail) must be given to the person against whom it is asserted on or before the date being three months following the date of the publication of the interim financial statements of the Company for the period ending 30 June 2007.

9.9  In so far as it is lawfully able, the Company will not and will procure that none of its subsidiary undertakings will, (and the Directors each undertake that they will not on behalf of any member of the Group) between the date of this agreement and the earlier of Admission or termination of this Agreement, enter into any agreement, commitment or arrangement which is a substantial transaction (within the meaning of Rule 12 of the AIM
     Rules) or which is reasonably likely to materially and adversely affect the
     Placing or the issue of the Placing Shares, without the prior written consent of CS (such consent not to be unreasonably withheld or delayed).

9.10 The Warranties are given in each case by the Company, the Parent and the
     Directors subject to matters fairly disclosed in the Admission Document.

9.11 Where any warranty contains the word "material", this shall be deemed to mean material in the context of the Placing.

10.  INDEMNITY

10.1 No claim shall be made by the Company, the Parent or the Directors against any Indemnified Person to recover any loss, damage, costs, charges or expenses which any member of the Group or any other person may suffer or incur by reason of or arising out of the performance by any Indemnified
     Person of its obligations under this agreement or in connection with the
     Placing or the publication or despatch of any of the Issue Documents, the
     Announcement or the AIM Admission Document save to the extent that such loss, damage, costs, charges or expenses arise(s) as a result of the negligence or wilful default or fraud of any Indemnified Person or the material breach by any Indemnified Person of its obligations under this agreement or any other relevant contractual undertaking or any material contravention by any Indemnified Person of the regulatory system (as defined in the handbook and rules of the FSA).

                                       11

10.2 The Company undertakes to CS (for itself and on the basis that it shall enjoy absolute discretion as to the enforcement of any claim under this clause, as agent or trustee on behalf of and for the benefit of any
     Indemnified Persons) to the fullest extent permitted by law to indemnify and keep indemnified each Indemnified Person against all Settled claims,
     Settled actions, Settled demands, Settled liabilities, judgments or proceedings in any jurisdiction which may be made, brought or established against it (together "CLAIMS") and against all Settled loss, Settled damage, reasonable costs, reasonable charges and reasonable expenses in any jurisdiction which any such person may suffer or incur (including but not limited to those suffered or incurred in disputing any Claim) (together
     "LOSSES") and which in any case directly results from or is attributable to the Placing or the transactions contemplated by this agreement including without limitation:

     (A)  the approval and/or despatch or publication of the Issue Documents and/or the Announcement and/or the AIM Admission Document;

     (B)  the allotment or issue of the Placing Shares;

     (C)  any breach by the Company of any of the Warranties or any of its other obligations under this agreement;

     (D)  the proper performance by any Indemnified Person of its obligations under this agreement or otherwise in connection with the Placing and/or Admission;

     (E)  any failure or alleged failure to comply with any legal, statutory or regulatory requirement of the United Kingdom or elsewhere in relation to the Placing and/or Admission;

     (F)  any Issue Document, the Announcement or the AIM Admission Document not
          containing or being alleged not to contain all information required to be stated in it or any statement in it being or being alleged to be defamatory, untrue, inaccurate, incomplete or misleading in any respect or having been or alleged to have been made negligently or otherwise without the required standard of skill and care or reasonableness;

     unless and to the extent that such Claim(s) or Loss(es) result(s) from the negligence, wilful default or fraud of such Indemnified Person or material breach by it of its obligations under this agreement or a material contravention by it of the regulatory system (as defined in the handbook and rules of the FSA) or the provisions of the FSMA.

                                       12

10.3 If the United Kingdom HM Revenue & Customs or any other taxing authority in any jurisdiction brings into any charge to taxation any sum payable under any indemnity contained in this clause 10 (the "ORIGINAL AMOUNT") then (to the extent that the matter in respect of which the sum is payable is not allowable as a deduction for tax purposes) the amount so payable shall be grossed-up by such amount (the "ADDITIONAL AMOUNT") as will ensure that after subtraction of the taxation so chargeable there shall remain a net sum equal to the original amount. To the extent that an Indemnified Person subsequently obtains any tax credit, allowance or repayment of tax as a result of the Company paying to the Indemnified Person the additional amount or as a result of or in connection with the circumstances giving rise to the payment of the additional amount, the Indemnified Person shall notify the Company and shall pay to the Company an amount which equates to so much of the economic benefit which the Indemnified Person has received from that tax credit, allowance, repayment or relief as does not exceed the additional amount (any question as to the accrual or amount of any such economic benefit, the order and manner of making any claim for any tax credit, allowance, repayment or relief, and the timing of any payment being determined by the Indemnified Person's auditors or the Nominated Adviser's auditors if the relevant person does not have auditors).

10.4 The Indemnity shall extend to include all costs and expenses including reasonable legal fees and expenses suffered or incurred by any Indemnified
     Person in connection with establishing or obtaining advice relating to or enforcing its rights under this clause 10 (together with any VAT properly chargeable on them).

10.5 As soon as reasonably practical and in any event within 20 Business Days after it becomes aware of any claim made or threatened within the scope of the indemnities contained in clause 10 or any matter which has given or is likely to give rise to a claim under the Warranties or the Indemnity, CS shall notify in the case of any such claim within the scope of the
     Indemnity the Company, and in the case of any such claim under the
     Warranties to the Company, the Directors and the Parent of the relevant claim or matter and shall thereafter on request (i) keep (as the case may
     be) the Company, the Directors and the Parent informed of the progress of the claim or the status of the matter, (ii) provide (as the case may be)
     the Company, the Directors and the Parent with copies of such documentation relating to the claim or matter as it may reasonably request and (iii) give
     (as the case may be) the Company, the Directors and the Parent such opportunity as it may reasonably request to make representations regarding the conduct of the claim or the handling of the matter; and (iv) take such action as the Company and/or the Directors and/or the Parent may reasonably request to avoid, dispute, resist, appeal, compromise, settle or defend any such claim; in each case subject to the relevant Indemnified Person being indemnified in a manner satisfactory to it against any and all reasonable costs, charges and expenses incurred by it in complying with any such request and provided always that nothing in this clause 10.5 shall require any of the Indemnified Persons to:

     (a)  provide a copy of any document or provide any information which the
          Indemnified Person is legally advised is privileged as regards the
          Indemnified Person in the context of any litigation connected with the claim or subject to a duty of confidentiality; or

     (b)  do, or refrain from doing, anything which would, or which such
          Indemnified Person in good faith considers might, prejudice any insurance cover to which any of the Indemnified Persons may from time to time be entitled to or from which it or any of them may benefit; or

     (c)  do, or refrain from doing, anything the doing of or failure to do, CS in good faith considers (i) would damage its reputation or the goodwill attaching to its business or that of any subsidiary of CS or
          (ii) would or would be likely to conflict with CS's duties or obligations under any law or regulatory requirement (including any requirement of the London Stock Exchange plc); or

                                       13

     Provided that if none of the Company or the Directors or the Parent indemnifies the relevant Indemnified Person in a manner satisfactory to it as aforesaid, or if none of the Company or the Directors or the Parent requests the relevant Indemnified Person to take action in respect of the claim or matter, in either case within 20 Business Days of the notification by CS of the claim, then the Indemnified Person may pay or settle or resist or otherwise deal with the claim as it in its absolute discretion thinks fit. In the event that CS receives contradictory instructions or requests under this clause, it shall be entitled to disregard such instructions or requests and follow the instructions or requests from the Company. Where any notification or information is provided by CS to the Company for the purposes of this clause, such notification or information shall be disclosed by the Company to the Directors and the Parent.

10.6 The Company agrees that it will not without the prior written consent of CS
     (such consent not to be unreasonably withheld or delayed) settle or compromise or consent to the entry of any judgement with respect to any pending or threatened claim in respect of which indemnification is being sought under this clause 10 unless such settlement, compromise or consent includes a release of all Indemnified Persons from all liability arising out of such claim.

10.7 This clause 10 does not seek to exclude or restrict any duty or liability which CS has to the Company or any other party under FSMA, the Conduct of
     Business Rules made by the FSA and set out in the FSA's Conduct of Business
     Sourcebook (the "RULES") or any other principles, rules or guidance in the handbook of rules and guidance of the FSA or pursuant to any applicable common law principles. In addition, the undertakings, limitations and exclusions of liability and the indemnities under this clause 10 shall only have effect in so far as they are not prohibited under the Rules or under any other applicable laws, rules or regulations, and they shall not extend to any actions, claims, demands, expenses, costs, charges, losses, damages, or other liabilities ("Indemnified Loss") to the extent the same arise from or are attributable to the negligence, fraud or wilful default of any
     Indemnified Person or any of their agents or sub-agents or a breach by any
     Indemnified Person of the Rules or any relevant contractual undertaking.
     Furthermore, the indemnity in clause 10.2 shall not apply to any
     Indemnified Loss suffered or incurred by an Indemnified Person in respect of any Ordinary Shares acquired or held or disposed by it, unless those shares were acquired by it as a Placee or otherwise pursuant to this agreement. Neither the Warranties nor the indemnity in clause 10 shall apply to any shares acquired by CS pursuant to the option agreement in favour of CS described in the Admission Document.

10.8 Payment of any claim under the Warranties or the Indemnity shall pro tanto satisfy and discharge any other claim thereunder which is capable of being made in respect of the same subject matter. No Indemnified Person shall be entitled to recover damages or any other amount in respect of any claim under this agreement or otherwise obtain reimbursement or restitution more than once in respect of the same subject matter.

10.9 The Company, the Parent and the Directors shall not be liable for any individual claim under the Warranties unless the amount of such claim exceeds (pound)1,000. Further, no liability shall attach to the Warrantors in respect of claims under the Warranties unless the aggregate amount of the liability of the Warrantors in respect of all such claims shall exceed
     (pound)5,000, in which event the Warrantors shall be liable for the whole of such liability and not merely the excess; Provided that such limitation shall not apply to any Claim which arises as a result of the fraud or willful misconduct or willful concealment of any of the Warrantors;
     provided further that this clause shall be without prejudice to the need for CS to notify claims or matter to the Company under clause 10.5.

                                       14

10.10 No liability under this agreement shall attach to any of the Warrantors, and no claim shall be brought under this agreement against any of the
     Warrantors, if the loss or liability suffered or incurred by the
     Indemnified Person to which the claim relates is contingent or future.

10.11 No claim may be made by an Indemnified Person against any party under this agreement to the extent that an Indemnified Person has already made recovery in respect of the subject matter of such claim and if any such recovery is made after any party to this agreement has made payment to an
     Indemnified Person, then that Indemnified Person shall refund to such party the full amount of any such payment less any costs, expenses and tax suffered or incurred by the Indemnified Person.

11.  TERMINATION

11.1 If before Admission:

     (A)  any statement contained in the Announcement has, in the reasonable opinion of CS been discovered to be untrue, incorrect or misleading in any respect which it reasonably considers (acting in good faith) to be material in the context of the Placing; or

     (B)  there has, in the reasonable opinion of CS (acting in good faith), been a breach of any of the Warranties or any other obligations on the part of the Company under this agreement which it reasonably considers
          (acting in good faith) to be material in the context of the Placing;
          or

     (C)  a Specified Event has, in the reasonable opinion (acting in good faith) of CS, occurred which it reasonably considers to be material in the context of the Placing; or

     (D)  any of the Conditions shall have become incapable of fulfilment before the latest time provided in clause 2.1 and has not been waived as provided in clause 2; or

     (E)  in the opinion of CS, acting reasonably, any circumstances have arisen such that a supplementary Admission Document would be required under the AIM Rules and which in the opinion of CS (after such reasonable consultation with the Company as the circumstances permit) is a significant new factor, material mistake or inaccuracy in the context of the Placing, notwithstanding that (where applicable) a
          supplementary admission document may have been published by the
          Company or the Company is willing to publish such supplementary admission document;

     then, upon CS (as appropriate) giving notice of such matter to the Company, clause 11.3 shall apply.

11.2 If before Admission there shall in the opinion of CS (acting in good faith), develop, occur or come into effect any change in national or international financial, economic, political, military or market conditions or other event, which in the opinion of CS, is likely materially and adversely to affect the financial or trading position or prospects of the
     Group or to have a materially prejudicial effect on the Placing or make the success of the Placing doubtful or makes it impracticable or inadvisable to proceed with the Placing CS will consult with the Company (to the extent practicable) and, if CS shall, at any time before Admission, give notice of any such matter to the Company, clause 11.3 shall apply.

                                       15

11.3 Where this clause 11.3 applies, CS may in their absolute discretion, following discussions with the Company:

     (A)  allow the issue of the Placing Shares to proceed on the basis of the
          Issue Documents; or

     (B)  give notice to the Company (at the same time as the notice pursuant to clause 11.1 or, as the case may be, clause 11.2 or at any time after it, but before Admission) terminating this agreement in which case clause 11.4 shall apply.

11.4 If this agreement is terminated pursuant to the provisions of this clause
     11 or lapses in accordance with clauses 2.3 or 3.3:

     (A)  no party to this agreement will have any claim against any other party, except that:

          (1)  such termination or lapse shall be without prejudice to any accrued rights or obligations under this agreement (provided always that no party shall have any liability in respect of the
               Warranties in such circumstances;

          (2)  the Company shall pay the expenses specified in clause 8.2;

          (3)  if the reason for the termination shall be an act or omission knowingly undertaken by the Company such that any of the
               Warranties are thereby rendered untrue or incorrect in any material respect, then CS shall be entitled to receive from the
               Company a corporate finance fee of (pound)100,000 and an amount equal to 25 per cent of the value at the Placing Price of the
               Placing Shares for which CS held firm Placing Letters;

          (4)  any payments required to be made in accordance with this clause
               11.4(A) shall be made within ten Business Days after such
               termination or lapse; and

          (5)  the provisions of clauses 1, 10, 11, 12, 13 and 14 shall remain in full force and effect;

     (B)  the Company shall withdraw or cause to be withdrawn the application for Admission; and

     (C)  if so requested in writing by CS the Company shall make an announcement in a form reasonably and properly required by CS, or if the Company shall fail so to do CS may themselves jointly make such announcement.

12.  ANNOUNCEMENTS

12.1 Save for the issue and publication of the Announcement, no public announcement or communication which is or might be material in the context of the Placing or which relates to Admission shall be published, by or on behalf of any member of the Group between the date of this agreement and the date thirty days after Admission without the prior written consent of
     CS such consent not to be unreasonably withheld or delayed.

                                       16

12.2 The Company will not and will procure that no other member of the Group will prior to Admission:

     (A)  enter into any commitment or agreement, or put itself in a position where it is obliged to announce that any commitment or agreement may be entered into, which is or might be material in the context of the
          Placing or Admission; or

     (B)  issue any relevant securities (as defined in CA 85); or

     (C)  enter into any agreement or undertaking to do any of the above;

     without the prior written consent of CS, such consent not to be unreasonably withheld or delayed.

12.3 CS shall be entitled to make for itself or on behalf of any other
     Indemnified Person, after such consultation with the Company as shall be reasonably practicable in the circumstances, any announcement concerning the Placing as may be necessary in its reasonable and proper opinion to ensure compliance with rule 10 of the AIM Rules or the FSMA (and, in particular, Parts VIII and XXVII of that Act).

13.  NOTICES

13.1 Any notice to be given under this agreement shall be in writing (not including writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this agreement) and shall be addressed as follows:

     (A)  In the case of the Company:

     13.(A).1       The Company irrevocably appoints Mishcon de Reya
                    (RJT/22816-1) of Summit House, 12 Red Lion Square, London
                    WC1R 4QD to be its agent for the receipt of service of
                    process in England and Wales. It agrees that any Service
                    Document may be effectively served on it in connection with proceedings in England and Wales by service on its agent.

     13.(A).2       Any Service Document shall be deemed to have been duly
                    served if marked for the attention of Richard Tyler
                    (RJT/22816-1) at Mishcon de Reya (address as per clause
                    13.(A).1 or such other address within England and Wales as may be notified to the party wishing to serve the Service
                    Document and:

     13.(A).2.1     left at the specified address; or

     13.(A).2.2     sent to the specified address by first class post.

                    In the case of clause 13.(A).2.1 the Service Document will be deemed to have been duly served when it is left. In the case of clause 13.(A).2.2, the Service Document shall be
                    deemed to have been duly served two clear Business Days
                    after the date of posting.

                                       17

     13.(A).3       If the agent at any time ceases for any reason to act as
                    such, the Company shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties to this Agreement of the name and address of the replacement agent. Failing such appointment and
                    notification, CS shall be entitled by notice to the Company to appoint a replacement agent to act on the Company's
                    behalf. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent;

     13.(A).4       A copy of any Service Document served on an agent shall be sent by post to the Company. Failure or delay in so doing
                    shall not prejudice the effectiveness of service of the
                    Service Document;

     13.(A).5       "Service Document" means a claim form, order or judgement
                    issued out of the courts of England and Wales or other
                    document relating to or in connection with any Proceedings;

     (B)  in the case of CS:

          Corporate Synergy PLC
          30 Old Broad Street
          London EC2N 1HT

          Fax:         0207 448 4477

          Attention:   For the urgent attention of the Head of Corporate Finance

     (C)  in the case of the Directors and the Parent, the addresses respectively set out in Schedule 1 and at the beginning of this agreement.

13.2 Any notice shall be valid if delivered by hand or sent by legible facsimile transmission or pre-paid first class post (airmail if sent to or from an address outside the United Kingdom) and if delivered by hand or sent by legible facsimile transmission shall conclusively be deemed to have been given or served at the time of despatch and if sent by post in the manner described above shall conclusively be deemed to have been received 48 hours from the time of posting (or 72 hours if sent to or from an address outside the United Kingdom).

13.3 Any notice given by CS under clauses 13.1 or 13.2 may also be given by any of its directors to any director of the Company either personally or by telephone (to be confirmed immediately in writing) and shall have immediate effect from such personal or telephone notification.

14.  GENERAL

14.1 Any time, date or period referred to in this agreement may be extended by mutual agreement between the parties but as regards any time, date or period as originally fixed or so extended, time shall be of the essence.

14.2 The obligations and liabilities of any party shall not be affected by any time forbearance, indulgence, release or compromise given to him or any other party, nor by any other matter or circumstance which (but for this provision) would operate to or affect any such obligations except an express written release by all the parties to whom the relevant obligations and liabilities are owed or due.

                                       18

14.3 The rights and remedies reserved to any party under any provision of this agreement or in any document to be executed pursuant to it shall be in addition and without prejudice to any other rights or remedies available to it whether under this agreement or any such document or by statute common law or otherwise.

14.4 The provisions of this agreement (including without limitation, the
     Warranties, the Indemnity and the provisions of clauses 12 to 14 inclusive)
     which are capable of having effect following Admission shall remain in full force and effect, notwithstanding the completion of all matters, arrangements and transactions referred to in or contemplated by this agreement.

14.5 This agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts shall together constitute one and the same instrument.

14.6 The parties agree and acknowledge that:

     (A)  nothing in this agreement, except for clauses 10.1 and 10.2 which are intended to benefit persons who are not parties to this agreement, is intended to benefit any person who is not a party to it (a
          "NON-PARTY") and no Non-Party has any right under the Contracts
          (Rights of Third Parties) Act 1999 to enforce any term of this agreement without the prior written consent of CS; and

     (B)  no consent of any Non-Party shall be required for any rescission of or amendment to this agreement.

     The provisions of this clause 14.7 do not affect any right or remedy of a third party which exists or is available otherwise than by operation of the
     Contracts (Rights of Third Parties) Act 1999.

14.7 This agreement shall be governed by and construed in accordance with
     English Law and the parties irrevocably submit themselves to the exclusive jurisdiction of the English Courts.

THIS AGREEMENT has been duly executed under hand by the parties and delivered on the date set out at the head of page 1

                                       19

                                   SCHEDULE 1

                                    DIRECTORS

-------------------------- -------------------------- --------------------------
                                                      MAXIMUM LIABILITY
                                                      UNDER WARRANTIES
NAME                       ADDRESS                    (POUND STERLING)
-------------------------- -------------------------- --------------------------
Gil Hochboim               3 Nahal Snir Street
                           Yavne 81106
                           Israel                                         11,000
-------------------------- -------------------------- --------------------------
Zwi Williger               3 Nahal Snir Street
                           Yavne 81106
                           Israel                                        250,000
-------------------------- -------------------------- --------------------------
Joseph Williger            3 Nahal Snir Street
                           Yavne 81106
                           Israel                                        250,000
-------------------------- -------------------------- --------------------------
Barry Morris               Fairways
                           23 Harsbourne Avenue
                           Bushey Heath
                           Hertfordshire
                           WD23 1JP                                       15,000
-------------------------- -------------------------- --------------------------
Ron Guttman                8 Shivat Zion Street
                           Kfar-Saba 42286
                           Israel                                          3,000
-------------------------- -------------------------- --------------------------
Yael Rothschild            4 Herzel Rosenblum Street
                           Apartment 121
                           South Tower
                           Tel Aviv
                           Israel                                          3,000
-------------------------- -------------------------- --------------------------

                                   THE PARENT

-------------------------- -------------------------- --------------------------
G. Willi-Food              3 Nahal, Snir Street0
International Ltd          Yavne 81106
                           Israel                                        250,000
-------------------------- -------------------------- --------------------------

                                       20

                                   SCHEDULE 2

                            DOCUMENTS TO BE DELIVERED

(A)  Save to the extent that they have been delivered to CS prior to signature of this agreement, each of the following documents is to be delivered, in a form previously approved by CS, to Marriott Harrison on behalf of each of
     CS, forthwith upon execution of this agreement (or such other time as is specified below) and, save where the context otherwise requires, is to be dated with the date of this agreement:

     1.   a certified copy of the minutes of a meeting of the Board:

          (a)  approving and authorising the execution of this agreement;

          (b)  approving the Placing;

          (c)  approving and authorising the application for Admission;

          (d)  approving and authorising the publication of the Issue Documents, the Announcement and the AIM Admission Document

     2.   a copy of the Announcement initialled by a Director;

     3.   a copy of the Placing Proof initialled by a Director;

     4.   a certified copy of a resolution of the Board in accordance with clause 7 approving the allotment and issue of the Placing Shares;

     5.   a copy of the AIM Admission Document initialled by a Director;

     6.   a copy of the Presentation initialled by a Director;

     7.   certified copies of the responsibility letters and powers of attorney given by each Director;

     8.   the Verification Notes (with supporting documents) duly signed by each party responsible for them;

     9.   an original of the Legal Due Diligence Report;

     10.  an original of the Long Form Report;

     11.  an original of the Working Capital Report;

     12.  an original of the Controlling Shareholder Agreement;

     13.  an original of the Option Agreement;

     14.  the original Rule 39 Letters;

     15.  the application for Admission duly signed by a Director.

(B)  An original copy of the Warranty Certificate to be delivered by close of business on the Business Day immediately preceding the expected date of
     Admission.

                                       21

                                   SCHEDULE 3

                                   WARRANTIES

                                     PART 1

1.   PRESENTATION, ANNOUNCEMENT AND AIM ADMISSION DOCUMENT

1.1  All statements of fact contained in the Presentation, the Announcement, the
     AIM Admission Document are true and accurate and not misleading and all expressions of opinion, intention or expectation contained therein are made on reasonable grounds, are truly and honestly held and are made after due and careful consideration and enquiry.

1.2  There are no facts or matters known or which on reasonable enquiry could have been known to the Company or the Directors which have not been disclosed in the Presentation, the Announcement, the AIM Admission
     Document, the omission of which makes any statement therein misleading or which would be material for disclosure therein.

1.3  The Directors have made all due and careful enquiry to satisfy themselves that, taking into account the proceeds of the Placing and the bank facilities currently available to it, the Company and the Group has sufficient working capital for its present requirements that is for at least 12 months from the date of Admission.

1.4  All reasonable enquiries have been made to ascertain and verify the accuracy of all statements of fact and the reasonableness of all other statements contained in the Presentation, the Announcement, the AIM
     Admission Document and in particular the replies to the Verification Notes have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies and the replies therein for which any officer or employee of the Company or the
     Group is responsible have been provided with due care and attention are true and accurate.

2.   AUTHORITY TO ALLOT CASH PLACING SHARES

2.1  Save as disclosed in the Admission Document, the Company has power under its memorandum and articles of association to allot and issue the Cash
     Placing Shares in the manner proposed in this agreement and all necessary steps have been taken (subject only to Admission) to permit and implement the issue of the Cash Placing Shares so as to enable full effect to be given to the terms of this agreement and the Placing. The Company has sufficient authority pursuant to its constitutional documents and the laws under which it operates to allot and issue the Cash Placing Shares to
     Placees procured by CS without first offering them to holders of existing
     Ordinary Shares on a pre-emptive basis.

2.2  Save as disclosed in the Admission Document, the allotment and issue of the
     Cash Placing Shares will not infringe any limits, powers or restrictions to which the Company is subject or the terms of any contract, obligation or commitment whatsoever of the Company nor give rise to any obligation under any such contract, obligation or commitment which is inconsistent with the acquisition by any allottee or subscriber of valid unencumbered title to the Placing Shares or any of them.

                                       22

3.   SHARE CAPITAL

3.1  Save as disclosed in the Admission Document, there are not in force any options or other agreements which have not been disclosed to CS which call for the issue of, or accord to any person the right to call for the issue of, any Ordinary Shares or shares in the capital or other securities of the
     Company.

3.2  Save as disclosed in the Admission Document, all sums due in respect of the issued share capital of the Company have been paid to and received by the
     Company.

3.3  Save as disclosed in the Admission Document, there have been given to CS
     (or its professional advisers) details of all current agreements (whether written or unwritten) between the Company and any one or more of the shareholders in the Company relating to any rights of pre-emption over or rights to require a sale or purchase of any shares in the capital of the
     Company.

4.   LAST ACCOUNTS

     Save as disclosed in the Admission Document, the Last Accounts:

     (A)  give a true and fair view of the state of affairs of the Company as at the Last Accounts Date, of the profit or loss and of the cash flows of the Company for the financial year ended on that date; and

     (B)  have been prepared in accordance with all applicable statements of standard accounting practice and generally accepted accounting principles and practices consistently applied save to the extent disclosed in the Last Accounts.

5.   POSITION SINCE LAST ACCOUNTS DATE

     Save as disclosed in the Admission Document, since the Last Accounts Date:

     (A)  the business of the Company has been carried on in the ordinary and usual course;

     (B)  there has been no adverse change in the financial or trading position or prospects of the Company;

     (C)  no contracts or commitments of an unusual or unduly onerous nature have been entered into by the Company;

     (D)  other than in the ordinary course of business, the Company has not entered into or assumed or incurred any contract, commitment, borrowings, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or other obligation which, in any such case, has not been discharged at the date of this agreement or will not be discharged prior to Admission;

     (E)  no dividend or other distribution has been declared, paid or made by the Company;

     (F)  no debtor has been released by the Company to an extent which is material on terms that he pays less than the book value of his debt and no debt of such material amount owing to the Company has been deferred, subordinated or written-off or so far as the Directors are aware is now likely to prove to any material extent irrevocable (and for the purposes of this warranty "material" shall mean having a value of (pound)20,000 or more); and

                                       23

     (G)  neither the Company, nor the Directors, have entered into any memorandum of understanding, heads of terms or similar arrangements in respect of the issue or transfer of any shares in the capital of the
          Company or offer for the same;

     save, in each case, for matters which, individually or in aggregate, are not material for disclosure in the context of the Placing.

6.   ACCOUNTING RECORDS

     Save as set out in the Legal Due Diligence Report or the Long Form Report
     or the Admission Document, all accounts, books, ledgers, financial and other records of the Company have been properly and accurately maintained in all material respects and contain true and accurate records of all matters required to be entered therein.

7.   LITIGATION AND PROCEEDINGS

7.1  Save as disclosed in the Admission Document, the Company does not have any claims outstanding against it or is engaged in, or has within the last twelve months been engaged in, any litigation or arbitration or similar proceedings, or in any governmental, regulatory or similar investigation or enquiry, which individually or collectively may have or, during the last twelve months, has had a significant effect on the financial or trading position or prospects of the Company. So far as the Company and the
     Directors are aware there is no such claim, litigation, proceeding, investigation or enquiry pending or threatened. There are no circumstances known or which, on reasonable enquiry, could have been known to the Company or the Directors which are likely to give rise to any such claim, litigation, proceeding, investigation or enquiry.

7.2  Save as disclosed in the Admission Document, the Company has not taken any action and no other steps have been taken or legal proceedings started or threatened against the Company for its administration, winding up or dissolution, or for it to enter into any compromise, arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, provisional liquidator, trustee or similar officer of it, or of any of its properties, revenues or assets and there are no circumstances known, or which could on reasonable enquiry have been known, known, to the Company or the Directors which are likely to give rise to any of the foregoing.

8.   BORROWINGS

9.1  Save as disclosed in the Admission Document the Company does not have any borrowings not has granted any security interest to secure any future borrowings, in each case which are material in the context of the Placing and Admission.

9.2  Save as disclosed in the Admission Document, no event has occurred or, to the best of the knowledge, information and belief of the Directors is about to occur by reason of the happening of which any secured or unsecured borrowings of the Company have become or would, with the giving of notice or the lapse of time, become payable prior to maturity, and there are not circumstances known to the Directors having made all reasonable enquiries which might lead to the occurrence of any such event.

                                       24

9.   DIRECTORS' RESPONSIBILITIES AND FINANCIAL REPORTING PROCEDURES

9.1  The Directors are aware of the nature of their responsibilities and obligations as directors of a company whose shares are admitted to trading on AIM.

9.2  The Directors have established procedures which provide a reasonable basis for them to make proper judgments as to the financial position and prospects of the Company.

10.  CONFLICTS OF INTEREST

     Save for contracts of employment or engagement between the Company and the directors or as disclosed in the Admission Document, there are no agreements, arrangements or understandings (whether legally enforceable or not) between the Company and any person who is a director (or connected party) or shareholder or the beneficial owner of any interest in the
     Company or any company in which the Company is interested relating to the management of the Company's business or the appointment or removal of the directors of the Company or the ownership or transfer of ownership or the letting of any assets to or by the Company or the provision of finance, goods, services or other facilities to or by the Company or otherwise howsoever relating to its affairs.

11.  GENERAL

     Save as disclosed in the Admission Document, neither the Company nor, so far as the Company and the Directors are aware any of its officers, agents or employees, has committed or omitted to do any act or thing the commission or omission of which is materially in contravention of any Act,
     Order or Regulation or the like giving rise to any fine, penalty, default proceedings or other liability on the part of the Company and the Company has not committed any material breach of any anti-trust or anti-monopoly legislation and no officer has committed any such breach in relation to the
     Company.

12.  PRO FORMA STATEMENT OF NET ASSETS

     The pro forma statement of net assets of the Company at Part IV of the AIM
     Admission Document:

     (A)  has been prepared (and is presented in the AIM Admission Document) on a basis consistent with the Company's accounting policies and practices;

     (B)  has been prepared on the bases and assumption set out in it (but not on any other bases or assumption which, in either case, ought to be disclosed in the AIM Admission Document); and

     (C)  has been made after making the adjustments set out in it (but not after any other adjustment), all of which adjustments are appropriate in the context of the matters described in the AIM Admission Document.

13.  WORKING CAPITAL

13.1 The Working Capital Report has been approved by the Directors and has been prepared after due and careful enquiry and on the bases and assumption stated in the Working Capital Report which each director believes to be reasonable. Based on the current awareness of the Company, there is no material fact or assumption not set out in the Working Capital Report which ought reasonably to have been taken into account but which has not been taken into account in the preparation of the Working Capital Report.

                                       25

13.2 Each statement of fact in the Working Capital Report is true and accurate in all material respects and not misleading (by itself or in its context), each expression of opinion or intention or expectation in it has been made on reasonable grounds after due and careful enquiry and has been duly and honestly held by the directors and is fairly based and, so far as the
     Company is aware, there is no other material fact omitted to be disclosed in the Working Capital Report which, by such omission, would make any such statement or expression misleading.

13.3 The statement in relation to the working capital available to the Group set out in the AIM Admission Document has been properly made after due and careful enquiry and has been made after taking full account of all relevant factors.

13.4 So far as the Company is aware, all information supplied by or on behalf of the Company to CS for the purpose of reviewing the working capital projections and/or requirements of the Company in connection with the
     Admission was when given, and so far as the Company is aware remains, complete, true and accurate in all material respects and not misleading in any material respect.

14.  TAXATION

14.1 Save as disclosed in the Admission Document, so far as the Company is aware no claim or dispute involving the Company has been made or has arisen with any Tax Authority which could reasonably be considered material in the context of Admission. So far as the Company and the Directors are aware, there is no significant risk that such a claim will be made or that such a dispute will arise.

15.  ADMISSION DOCUMENT

     So far as the Warrantors are aware, and taking into account the professional responsibilities of the relevant advisers to the Company, the
     Admission Document contains all such information as, investors would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group and of the rights attaching to the Placing Shares.

16.  PROPERTY AND ENVIRONMENTAL MATTERS

     Save as disclosed in the Admission Document, the Company does not own or occupy any property or have any actual or contingent liability of any kind in respect of any freehold or leasehold land or buildings, other than any of the property expressly stated in the Admission Document as being used or occupied by, or let or licensed to the Company.

17.  THE BUSINESS

17.1 Save as disclosed in the Admission Document, the Company carries adequate insurance cover (having regard to the levels and the risks normally insured against by persons carrying on the same or (a) similar business or business(es) as that/those carried on by the Company) and all such insurances are in full force and effect and not voidable and there is no material insurance claim made by or against the Company pending, threatened or outstanding and all premiums due and payable in respect of all insurances have been duly paid.

                                       26

17.2 Save as disclosed in the Admission Document, all material licences, consents and other permissions and approvals required for carrying on the business or businesses now carried on by the Company or any of its subsidiary undertakings have been obtained and are in full force and effect and, so far as the Company and the Directors are aware, there is no circumstance which indicates that any licence, consent, permission or approval is likely to be revoked or incapable of renewal.

17.3 Save as disclosed in the Admission Document, no services supplied, no goods or articles manufactured or distributed or currently proposed to be manufactured or distributed by the Company and no method or process employed by it (or by any licensee under any licence granted by it)
     infringe or are likely to infringe any valid and enforceable patent, trade mark, registered design or other industrial, intellectual or commercial monopoly rights of any third party and so far as aforesaid no claim has been made against the Company or any such licensee in respect of such infringement in each such case as is material in the context of the
     Placing.

17.4 Save as disclosed in the Admission Document, so far as the Company and the
     Directors are aware all the agency, distributorship, marketing, purchasing, manufacturing and licensing agreements to which the Company is a party and which are individually material in the context of the Placing, are valid and subsisting and so far as the Company and the Directors are aware nothing has been done or omitted to be done by the Company or the Directors which would enable any such agreement to be terminated validly for material breach of the terms of any such agreement.

17.5 The Company is duly incorporated and has the requisite power and authority to carry on its businesses.

18.  INSOLVENCY

18.1 So far as the Company and the Directors are aware, no order has been made or petition presented or resolution passed for the winding up of the
     Company or for the appointment of a provisional liquidator to the Company or for an administration order in respect of the Company.

18.2 So far as the Company and the Directors are aware, No receiver (whether or not an administrative receiver) or receiver and manager has been appointed by any person of the whole or any part of the business or assets of the
     Company.

18.3 So far as the Company and the Directors are aware, no voluntary arrangement has been proposed under the Israeli equivalent (if any) to section 1 of the
     Insolvency Act 1986 in respect of the Company, no compromise or arrangement has been proposed, agreed to or sanctioned under the Israeli equivalent (if any) to section 45 CA 85 in respect of the Company and no action is being taken to strike the Company off the register under the Israeli equivalent
     (if any) to section 652 CA 85.

19.  REPORTS

19.1 So far as the Warrantors are aware, and taking into account the professional responsibilities of the relevant advisers in relation to such reports, all statements and financial information contained in the Long
     Form Report and in the Legal Due Diligence Report are correct in every material respect and not incomplete or misleading in any material respect, no information has been knowingly withheld which would make any statement of fact in such reports misleading in any material respect and the
     Warrantors agree in all material respects with all expressions of opinion, expectation and intention contained in the Long Form Report and the Legal
     Due Diligence Report and such expressions of opinion, expectation and intention attributed to the Directors in such respects are honestly held by them and are either fairly based on facts which are within their knowledge
     (having made all reasonable enquiries) or made on reasonable grounds.

                                       27

19.2 So far as the Company and the Directors are aware, all written information supplied directly or indirectly by the Directors and the Company to CS (or any persons acting on its behalf) or to the Reporting Accountants for the purposes of or in connection with the Placing and the Acquisition was when supplied and is now true and accurate in all material respects.

20.  VERIFICATION

     The Company and the Directors are satisfied that the answers recorded in the Verification Notes have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies and are, subject to any express limitation included in such answers, neither untrue nor inaccurate not incomplete nor misleading in any material respect.

                                     PART 2

21.  Each Non-Executive Director severally warrants that the personal information given by him for the purpose of publishing the Admission
     Document is true, complete and accurate in all material respects at the date of this document, that there is no omission therefrom which might make the same misleading and that, without prejudice to the foregoing all information relating to himself which might be material for disclosure in the Admission Document has been disclosed in writing to CS.

22.  Each Non-Executive Director severally warrants that he has read the Long
     Form Report and the Legal Due Diligence Report and the Admission Document,
     and severally warrants that he has discussed with the Executive Directors any matters referred to therein which appear to him to be material in the context of Admission and the Placing.

23.  Each Non-Executive Director severally warrants that, so far as he is aware, all statements of fact contained in the Presentation, the Announcement, the
     Placing Proof and the AIM Admission Document are true and accurate and not misleading and all expressions of opinion, intention or expectation contained therein are made on reasonable grounds, are truly and honestly held and are made after due and careful consideration and enquiry.

                                       28

                                   SCHEDULE 4

                              WARRANTY CERTIFICATE

Corporate Synergy PLC
30 Old Broad Street
London EC2N 1HT

                                                                          o 2006

Dear Sirs

We refer to the placing agreement dated o 2006 between Corporate Synergy PLC (1)
the Directors (2) Gold Frost Ltd (3) and G. Willi-Food International Ltd (4)
(the "PLACING AGREEMENT"). Words and expressions defined in the Placing
Agreement have the same meanings in this letter.

We confirm to you that so far as we are aware:

1.   each of the Conditions (other than Admission) has been, or will, upon delivery of this letter, have been satisfied or fulfilled in accordance with its terms; and

2.   none of the Warranties was breached, or untrue, or inaccurate or misleading at the date of the Placing Agreement and no Specified Event has occurred.

This letter, which has been delivered to you prior to the date of Admission, is to be released to you immediately prior to Admission.

-------------------------
duly authorised on
behalf of Gold Frost Ltd

                                       29

SIGNED by                                            )
for and on behalf of                                 )
CORPORATE SYNERGY PLC                                )

SIGNED by                                            )
for and on behalf of                                 )
GOLD FROST LTD                                       )

EXECUTED AND DELIVERED AS A DEED BY

--------------------------------------------------
GIL HOCHBOIM

IN THE PRESENCE OF:

----------------------------------------

EXECUTED AND DELIVERED AS A DEED BY

--------------------------------------------------
ZVI WILLIGER

IN THE PRESENCE OF:

----------------------------------------

                                       30

EXECUTED AND DELIVERED AS A DEED BY

--------------------------------------------------
JOSEPH WILLIGER

IN THE PRESENCE OF:

----------------------------------------

EXECUTED AND DELIVERED AS A DEED BY

--------------------------------------------------
BARRY MORRIS

IN THE PRESENCE OF:

----------------------------------------

EXECUTED AND DELIVERED AS A DEED BY

--------------------------------------------------
RON GUTTMAN

IN THE PRESENCE OF:

----------------------------------------

                                       31

EXECUTED AND DELIVERED AS A DEED BY

--------------------------------------------------
YAEL ROTHSCHILD

IN THE PRESENCE OF:

----------------------------------------

EXECUTED AND DELIVERED                               )
AS A DEED BY                                         )
G. WILLI-FOOD INTERNATIONAL                          )
LTD                                                  )
                                                     )
acting by:                                           )

------------------------------------------------
Director

------------------------------------------------
Director/Secretary

                                       32